November 6, 2008
Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549
Commissioners:

We have read the statements made by Single Touch Systems, Inc., which we understand will be filed with the Commission pursuant to Item 4.01, Changes in Registrant’s Certifying Accountants, paragraphs 1 through 6, as part of the Registrant’s Current Report on Form 8-K, dated November 6 , 2008. We agree with the statements in Item 4.01 of such Form 8-K in regard to our firm.

Very truly yours, /s/Raich Ende Malter & Co., LLP Raich Ende Malter & Co., LLP Independent Registered Public Accounting Firm